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                                                                       EXHIBIT 2



                               EXCHANGE AGREEMENT

        This EXCHANGE AGREEMENT (this "Agreement") is entered into as of October 19, 1997, by and among Flextronics International Ltd., a company organized under the laws of Singapore ("Acquiror"), Neutronics Electronic Industries Holding A.G., a corporation organized under the laws of the Republic of Austria ("Target") and the shareholders of Target listed on Exhibit A hereto (each individually a "Stockholder" and collectively the "Stockholders").

                                 R E C I T A L S

        A. Acquiror and Target are engaged in the business of providing, among other things, contract electronic manufacturing services.

        B. The parties intend that, subject to the terms and conditions hereinafter set forth, Acquiror will acquire 92% of the outstanding Target Ordinary Shares from the Stockholders pursuant to the terms and conditions set forth herein in exchange for Acquiror's Ordinary Shares (as defined below).

        C. The foregoing transactions are intended to be accounted for as a "pooling of interests" for accounting purposes.

                NOW, THEREFORE, the parties hereto hereby agree as follows:

                             1. CERTAIN DEFINITIONS

        1.1 "Acquiror Ordinary Shares" means the Ordinary Shares, $0.01 par value, of Acquiror.




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        1.2     "Austrian GAAP" means generally accepted accounting principles in Austria.

        1.3 "Charter Documents" of an entity means the Articles of Association and By-Laws of such entity or any equivalent corporate documents.

        1.4     "Closing" means the closing of the Exchange pursuant to
Section 7.

        1.5 "Disclosure Schedules" means the separate disclosure schedules referring to the Sections contained in this Agreement, which have been exchanged by the parties hereto prior to the execution of this Agreement.

        1.6 The "Exchange" means the exchange of the Target Ordinary Shares for the Acquiror Ordinary Shares contemplated by Section 2.

        1.7 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        1.8 "Material Adverse Effect" with respect to an entity means any circumstance, change in, or effect on such entity or any of its Subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on such entity or any of its Subsidiaries, (i) is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of such entity and its Subsidiaries, taken as a whole, or (ii) could adversely affect the ability of such entity to consummate the transactions contemplated hereby.

        1.9 "Material Agreement" means any agreement, lease, instrument, arrangement or commitment to which Target or any of its Subsidiaries is a party or is bound (i) that is, or is reasonably likely to be, material to the business of Target or any of its Subsidiaries; (ii) with any Significant Customer or Significant Supplier; or (iii) constituting a collective bargaining agreement, or with any works council or any other representative of a significant number of employees.

        1.10 "Offering Memorandum" means the Preliminary Offering Memorandum, dated October 18, 1997, of Target attached hereto as Exhibit 1.10.

        1.11 "Permitted Liens" means the liens (i) in favor of ING Bank N.V. and described in the loan agreements between Target and ING Bank N.V. and dated September 30, 1994, December 23, 1994 and October 6, 1994 and (ii) described in sections 10.2(i) - (xiv) of the Term Loan and Revolving Credit Agreement, dated as of March 27, 1997, among Acquiror, BankBoston, N.A. as Agent and Lender, and the other lenders named therein.

        1.12    "SEC" means the U.S. Securities and Exchange Commission.

        1.13 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        1.14 "Significant Customer" means a customer who in the nine-month period ended September 30, 1997, was one of the fifteen largest sources of revenues for Target and its Subsidiaries taken as a whole.



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        1.15    "Significant Supplier" means a supplier who in the nine-month period ended September 30, 1997, was one of the fifteen largest suppliers of goods or services to Target and its Subsidiaries, taken as a whole, based upon amounts paid.

        1.16 "Subsidiary" of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least fifty percent (50%) interest or otherwise, directly or indirectly, controls such corporation or entity.

        1.17 "Target Ordinary Share Certificates" means certificates reflecting ownership of Target Ordinary Shares.

        1.18 "Target Ordinary Shares" means the issued and outstanding Ordinary Shares of Target.

        1.19 "U.S. GAAP" means generally accepted accounting principles of the United States of America.

                                2. THE EXCHANGE

        2.1 Exchange of Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Stockholder shall transfer all of such Stockholder's Target Ordinary Shares to Acquiror, the amounts of which are set forth beside their respective names on Exhibit A attached hereto, and in exchange for each such share of Target Ordinary Shares, Acquiror shall issue to each such Stockholder 1.90625 fully paid and nonassessable Acquiror Ordinary Shares.

        2.2 No Adjustments. There shall be no adjustments made to the number of Acquiror Ordinary Shares exchanged for Target Ordinary Shares pursuant to
Section 2.1 regardless of any fluctuation of the price per share of Acquiror Ordinary Shares as quoted on The Nasdaq National Market except in connection with any stock split, reverse stock split, combination, reorganization or reclassification of Acquiror Ordinary Shares.

        2.3 Fractional Shares. No fractional Acquiror Ordinary Shares will be issued in connection with the Exchange, but in lieu thereof each Stockholder who would otherwise be entitled to receive a fraction of an Acquiror Ordinary Share will receive from Acquiror, promptly after the Closing, an amount of cash equal to the per share market value of Acquiror Ordinary Shares (based on the closing sale price of Acquiror Ordinary Shares as quoted on The Nasdaq National Market on the Closing Date, as reported in the Wall Street Journal) (the "Closing Price") multiplied by the fraction of an Acquiror Ordinary Share to which such Stockholder would otherwise be entitled.

        2.4 Pooling of Interests. The parties intend that the Exchange be treated as a "pooling of interests" for accounting purposes.

              3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        Each Stockholder (severally with respect to representations and warranties regarding such Stockholder in Sections 3.1 and 3.3 and otherwise jointly and severally with the other Stockholders) represents and warrants that:

        3.1 Title. Except as disclosed in Schedule 3.1, such Stockholder owns and holds



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good and valid title to the Target Ordinary Shares being exchanged hereunder by such Stockholder, free and clear of any liens, security interests, restrictions, options or encumbrances. Except as disclosed in Schedule 3.1, such Stockholder's Target Ordinary Shares are not subject to any right of first refusal or other restriction, no other person has any interest or right in such Target Ordinary Shares, and such Target Ordinary Shares are being transferred to Acquiror in compliance with all applicable securities laws. Such Stockholder has no other interest or right in the equity of Target.

        3.2 Organization and Good Standing. Target and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect.

        3.3     Power, Authorization and Validity.

                3.3.1 Such Stockholder and Target have the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement and all agreements to which the Stockholders or Target are or will be a party that are required to be executed pursuant to this Agreement (the "Target Ancillary Agreements"). This Agreement and the Target Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, as applicable to Target, have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of Target. To the extent that such Stockholder is not an individual, the execution, delivery and performance of this Agreement and the Target Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all necessary corporate action on the part of such Stockholder.

                3.3.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable such Stockholder or Target to enter into, and to perform its obligations under, this Agreement and the Target Ancillary Agreements, except for the clearance of the Austrian Cartel Court, if required.

                3.3.3 This Agreement and the Target Ancillary Agreements are, or when executed by the Stockholders will be, valid and binding obligations of the Stockholders and Target, as applicable, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

        3.4 Capitalization. The authorized capital stock of Target consists of 2,400,000 Ordinary Shares of nominal value ATS 100 each, of which 1,600,000 Ordinary Shares are issued and outstanding. All issued and outstanding Target Ordinary Shares have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable securities laws and conform to the description thereof set forth in the Offering Memorandum. An accurate and complete list of all holders of Target Ordinary Shares and options or warrants



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to purchase Target Ordinary Shares, and the number of shares, options and warrants held by each is set forth in Schedule 3.4. Except as set forth in
Schedule 3.4, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Target's authorized but unissued capital stock or any securities convertible into or exchangeable for Target Ordinary Shares or obligating Target to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to any of Target's outstanding securities.

        3.5 Subsidiaries. Schedule 3.5 sets forth a complete list of all Subsidiaries of Target and, except as set forth in Schedule 3.5, Target does not have any other interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

        3.6 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Target Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Charter Documents of Target or any Subsidiary, as currently in effect, (b) except as disclosed in Schedule 3.6, in any material respect, any Material Agreement, or
(c) except as would not have a Material Adverse Effect, any judgment, writ, decree, order, statute, rule or regulation applicable to Target or any Subsidiary or their respective assets or properties.

        3.7 Litigation. There is no action, proceeding, claim or investigation pending against Target or any of its Subsidiaries before any court or administrative agency that if determined adversely to Target or any of its Subsidiaries would have a Material Adverse Effect nor, to Target's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to Target's or Stockholder's knowledge, no reasonable basis for any person or entity to assert a claim against Target or Acquiror based upon: (a) ownership or rights to ownership of any Target Ordinary Shares, (b) breach of any rights as a Target Ordinary Shareholder, including any option or preemptive rights or rights to notice or to vote, or (c) breach of any rights under any agreement between Target and any Stockholder.

        3.8 Taxes. Except as set forth in Schedule 3.8, Target and each of its Subsidiaries has filed all national, provincial, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither Target nor any of its Subsidiaries is delinquent in the payment of any tax or is delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. Except as set forth in Schedule 3.8, no tax return of Target or any of its Subsidiaries has ever been audited by any applicable governmental taxing agency or authority. For the purposes of this Section, the terms "tax" and "taxes" include all national, provincial, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.



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        3.9     Target Financial Statements. The Offering Memorandum includes
(i) Target's audited balance sheet as of December 31, 1996 and audited income statement and statement of cash flows for the fiscal year then ended as well as the corresponding audited balance sheets, audited income statements and statements of cash flow for Target's two (2) prior fiscal periods and (ii) Target's unaudited balance sheet (the "Target Balance Sheet") as of June 30, 1997 (the "Balance Sheet Date") and unaudited income statement and statement of cash flows for the six (6) month period ending June 30, 1997 as well as the unaudited balance sheet as of June 30, 1997 and unaudited income statement and statement of cash flows for the six-month period ending on June 30, 1997 (collectively, the "Target Financial Statements"). The Target Financial Statements (a) are in accordance with the books and records of Target, (b) fairly present, in all material respects, the financial condition of Target at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with Austrian GAAP applied on a consistent basis. Except as disclosed in Schedule 3.9, Target and its Subsidiaries have no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Target Financial Statements, except for those that may have been incurred after the date of the Target Financial Statements in the ordinary course of their business, consistent with past practice, and that are not material in amount either individually or collectively.

        3.10 Product and Service Warranties. Except as would not have a Material Adverse Effect, between January 1, 1997 and the date of this Agreement, Target has not experienced any product or service warranty claims materially greater than the same type of claims reflected in the Target Financial Statements for similar operational periods.

        3.11 Title to Properties. Except as disclosed in Schedule 3.11, either Target or one of its Subsidiaries has good and marketable title to all real property used in its business and to all of its assets shown on the Target Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances other than Permitted Liens. Such assets are sufficient for the continued operation of the business of Target and its Subsidiaries consistent with current practice. All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted.

        3.12 Absence of Certain Changes. Except as described in Schedule 3.12, since the Balance Sheet Date, there has not been with respect to Target or any of its Subsidiaries:

        (a)     any Material Adverse Effect;

        (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

        (c) any mortgage, encumbrance or lien placed on any of the properties thereof other than Permitted Liens;

        (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

        (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;



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        (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

        (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

        (h) any labor dispute or claim of unfair labor practices, any material change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

        (i) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter;

        (j) any obligation or liability incurred thereby to any of its officers, directors or stockholders or any loans or advances made thereby to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers; or

        (k) any agreement or action (not otherwise referred to in items (a) through (j)) entered by into by Target or any of its Subsidiaries or taken by Target or any of its Subsidiaries that is material to Target and its Subsidiaries taken as a whole.

        3.13 Certain Material Agreements. Except as disclosed in Schedule 3.13, neither Target nor any of its Subsidiaries is a party to any Material Agreement or any other agreement, contract or instrument with any customer, supplier, landlord or labor union or association that (i) contains any provision that is or could reasonably be expected to become materially burdensome to Target or such Subsidiary, other than provisions that are in the ordinary course of Target's and its Subsidiaries' business and are consistent with industry practice; (ii) provides for the reduction of prices charged by Target or any of its Subsidiaries to any Significant Customer for its products or services other than (A) price reductions that are proportionate to reductions in the related costs, and (B) price reductions pursuant to provisions that are in the ordinary course of Target's and its Subsidiaries' business and are consistent with industry practice (but including, without limitation, any "most favored customer" provisions); (iii) provides for any increases in the prices to be paid by Target or any of its Subsidiaries to any Significant Supplier for any products or services; or (iv) provides for any warranty or similar obligations with respect to products or services other than an obligation to repair or replace products in the event of defective workmanship or materials provided by Target or such Subsidiary. There is no contract with a Significant Customer or a Significant Supplier that contains any provision, that, by itself could reasonably be expected to materially adversely affect the ability of Target to achieve its operating margins. Except as disclosed in Schedule 3.13, Target is not aware of, nor has Target or any of its Subsidiaries received notice of, any intention on the part of any Significant Customer or Significant Supplier to cease doing business with Target or any of its Subsidiaries or to materially reduce the volume of such business, or to modify or change in any material manner any existing arrangement with Target or any of its Subsidiaries for the purchase or supply of any products or services.

        All Material Agreements are valid and in full force and effect. Neither Target nor any of its Subsidiaries is, nor, to the knowledge of Target, is any other party thereto, in breach or default of any Material Agreement, which breach or default would have a Material Adverse Effect.



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        3.14    Intellectual Property. Target and its Subsidiaries own, or have the right to use, sell or license all material Intellectual Property Rights (as defined below) necessary or required for the conduct of their respective businesses as presently conducted. Except as would not have a Material Adverse Effect, the conduct of Target's business does not infringe any Intellectual Property Right of any other party and there is no pending or, to the knowledge of Target, threatened claim or litigation asserting any such infringement. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, "moral rights," licenses, know-how, trade secrets, customer lists, proprietary processes, all source and object code, inventions, and all documentation and media constituting, describing or relating to the above.

        3.15 Compliance with Laws. Except as would not have a Material Adverse Effect Target and each of its Subsidiaries has complied, and is or will be at the Closing Date in compliance, with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof.

        3.16    Certain Transactions and Agreements.

                3.16.1 None of the officers or directors of Target or any of its Subsidiaries, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Target (except with respect to any interest in less than five percent of the stock of any corporation whose stock is publicly traded). Except as disclosed in Schedule 3.16.1, none of said officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Target or any of its Subsidiaries, except for normal compensation for services as an officer, director or employee thereof. None of said officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Target or any of its Subsidiaries, except for their rights as a stockholder.

                3.16.2 Except as disclosed in Schedule 3.16.2, no officer, director or stockholder of Target or any member of the immediate family of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Target or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Target or any of its Subsidiaries is a party or by which it may be bound or affected. All current arrangements between Target and Philips Electronics N.V. and its affiliates are on an arm's-length basis.

        3.17   Employees, Other Compliance.

                3.17.1 Schedule 3.17.1 sets forth a list of the employment contracts of the four executive officers of Target and any material labor agreements that are not consistent with general industry practice.

                3.17.2 Target and each of its Subsidiaries has good labor relations and is not



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        involved in any material labor disputes, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its officers, or significant numbers of other employees, intends to leave its employ.

                3.17.3 Except as disclosed in Schedule 3.17.3 and for any Kollektiv Vertag, neither Target nor any of its Subsidiaries is a party to any agreement, contract or instrument with any officer, works council or any organization representing any significant number of its employees (each a "Labor Agreement") that provides for any increase in the compensation to be paid by Target or any of its Subsidiaries to any of their respective employees (other than increases that do not exceed the overall cost of living in the applicable geographic region).

                3.17.4 There has been no change in any Labor Agreement that would materially increase the costs of Target or any of its Subsidiaries above the level incurred in the six-month period ended June 30, 1997.

                3.17.5 Neither Target nor any Subsidiary is a party to any agreement or plan with any officer thereof the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement.

        3.18 No Brokers. Except for the fees and expenses payable by Target to Barings Brothers Limited in accordance with those certain letter agreements dated June 25, 1997 and October 7, 1997 (true and correct copies of which have been provided to Acquiror), Target is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

        3.19 Offering Memorandum. The Offering Memorandum does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        3.20 Corporate Books and Records. The minute books of Target and its Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of Target and its Subsidiaries. Complete and accurate copies of all such minute books and of the stock register of Target and its Subsidiaries have been provided by Target to Acquiror.

        3.21 Accounting Controls. Target has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that
(a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Austrian GAAP and U.S. GAAP, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Target is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        3.22 Insurance. Target and its Subsidiaries maintain and at all times during the prior three years have maintained fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent



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for similarly sized and similarly situated businesses. Schedule 3.22 sets forth all current policies of insurance.

        3.23 Environmental Matters. Except as would not have a Material Adverse Effect, neither the Target nor any of its Subsidiaries (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), (ii) owns or operates any real property contaminated with any substances that are subject to any Environmental Laws, (iii) to the knowledge of Target, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to any claim relating to any Environmental Laws and Target is not aware of any pending investigation which might lead to such a claim.

        3.24 Customers; Backlog; Returns and Complaints. Except as would not have a Material Adverse Effect, neither Target nor any Subsidiary has any outstanding customer disputes concerning its goods and/or services with any Significant Customer and Target has no knowledge of any dissatisfaction on the part of any Significant Customer.

        3.25 Suppliers. Except as would not have a Material Adverse Effect, neither Target nor any Subsidiary has any outstanding disputes concerning goods or services provided by any Significant Supplier. Except as would not have a Material Adverse Effect, neither Target nor any Subsidiary has received any written notice of a termination or interruption of any existing contracts or arrangements with any Significant Suppliers. Target and its Subsidiaries have access, on commercially reasonable terms, to all goods and services reasonably necessary to them to carry on their business as currently conducted and Target has no knowledge of any reason why Target and its Subsidiaries will not continue to have such access on commercially reasonable terms.

        3.26 Inventory. The inventory of Target and the Subsidiaries reflected in the Target Financial Statements is in all material respects of good and merchantable quality and is in all material respects usable and salable in the ordinary course of Target's and the Subsidiaries' businesses (subject to reserves as reflected in the Target Financial Statements) and is owned by Target and its Subsidiaries free and clear of all liens and encumbrances, except for Permitted Liens.

        3.27 Accounts Receivable. Schedule 3.27 contains a true aged list of unpaid accounts and notes receivable owing to Target or any of its Subsidiaries as of October 10, 1997.

        3.28 Accounting Matters. Target is autonomous and has never been a subsidiary or division of another corporation or other entity (other than a personal holding company, the capital stock of which was indirectly owned solely by one individual, and which had no operating assets, operations or employees other than its investment in Target). Except as disclosed in Schedule 3.28, Target has not (i) issued any shares of its capital stock since December 31, 1996; (ii) paid any dividends or effected any other distributions to its shareholders since December 31, 1996; (iii) reacquired or purchased any shares of its capital stock from September 19, 1995; (iv) entered into any financial arrangements for the benefit of its shareholders from September 19, 1995; or (v) changed any of its equity interests from September 19, 1995.

        3.29 No United States Revenue. During the year ended December 31, 1996 and the



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twelve months ended June 30, 1997, Target and its Subsidiaries, in the aggregate, derived less than $25 million in revenues from sales of goods or services in the United States of America.

        3.30 Investment. Each Stockholder (i) understands that the Acquiror Ordinary Shares to be issued hereunder have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon exemptions from such registration for transactions not involving any public offering; (ii) is acquiring such Acquiror Ordinary Shares solely for its own account for investment purposes and not with a view to the distribution thereof (other than pursuant to an effective registration statement under the Securities Act); (iii) has received the Acquiror Disclosure Package and has had the opportunity to receive such additional information concerning Acquiror as it may desire in order to evaluate the merits and risks of an investment in such Acquiror Ordinary Shares; and (iv) is able to bear the economic risk inherent in acquiring and holding such Acquiror Ordinary Shares.

                  4. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Acquiror hereby represents and warrants that:

        4.1 Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect.

        4.2     Power, Authorization and Validity.

                4.2.1 Acquiror has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Acquiror is or will be a party that are required to be executed pursuant to this Agreement (the "Acquiror Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Acquiror Ancillary Agreements by Acquiror have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of Acquiror.

                4.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Acquiror to enter into, and to perform its obligations under, this Agreement and the Acquiror Ancillary Agreements, except for the clearance of the Austrian Cartel Court, if required.

                4.2.3 This Agreement and the Acquiror Ancillary Agreements are, or when executed by Acquiror will be, valid and binding obligations of Acquiror enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

        4.3 Capitalization. The authorized capital stock of Acquiror consists of 100,000,000 Ordinary Shares par value S$0.01 each, of which 15,994,325 Ordinary Shares were issued and outstanding as of October 14, 1997. The Acquiror Ordinary Shares to be issued to the Stockholders will be duly authorized and validly issued, and when paid for in accordance with this Agreement will be fully paid and nonassessable, will not be subject to any right of rescission, and will be offered, issued, sold and delivered by Acquiror in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable securities laws and conform to the description contained in Acquiror's registration statement filed with the SEC with respect to 1,900,000 Acquiror Ordinary Shares. Except for the issuance of Acquiror Ordinary Shares subject to preemptive rights in exchange for Target Ordinary Shares subject to similar preemptive rights, the Acquiror Ordinary Shares to be issued to the Stockholders will be free and clear of any liens, security interests, restrictions, options or encumbrances except as provided in Sections 11.5 or
11.6 hereof. There are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Acquiror's authorized but unissued capital stock or any securities convertible into or exchangeable for Acquiror's Ordinary Shares or obligating Acquiror to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid except as disclosed in the Acquiror Disclosure Package or as granted pursuant to Stock Option and Purchase Plans described in the Acquiror Disclosure Package. There are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to any of Acquiror's outstanding securities. The representations and warranties contained in this Section 4.3 shall survive the Closing indefinitely and Acquiror hereby agrees to fully indemnify the Stockholders for Damages (as defined below) resulting from any breach of such representations and warranties.

        4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Acquiror Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Charter Documents of Acquiror, as currently in effect, (b) in any material respect, any material agreement, instrument or contract to which Acquiror is a party or by which Acquiror is bound, or (c) except as would not have a Material Adverse Effect, any national, provincial, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquiror or its assets or properties.

        4.5 Litigation. There is no action, proceeding, claim or investigation pending against Acquiror or any of its Subsidiaries before any court or administrative agency that if determined adversely to Acquiror or any of its Subsidiaries would have a Material Adverse Effect nor, to Acquiror's knowledge, has any such action, proceeding, claim or investigation been threatened.

        4.6 Taxes. Acquiror and each of its Subsidiaries have filed all national, provincial, local and foreign tax returns required to be filed, have paid all taxes required to be paid in respect of all periods for which returns have been filed, have established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, have made all necessary estimated tax payments, and have no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither Acquiror nor any of its Subsidiaries is delinquent in the payment of any tax or is delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. No tax return of Acquiror or any of its Subsidiaries has ever been audited by applicable governmental taxing agency or authorities. For the purposes of this Section, the terms "tax" and "taxes" include all national, provincial, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

        4.7 Acquiror Financial Statements. The Acquiror Disclosure Package (as defined in Section 4.8) includes (i) Acquiror's audited balance sheet as of March 31, 1997, and audited income statement and statement of cash flows for the fiscal years then ended as well as the corresponding audited balance sheets, audited income statements and statements of cash flow for Acquiror's two (2) prior fiscal years and (ii) Acquiror's unaudited balance sheet as of June 30, 1997 and unaudited income statement and statement of cash flows for the three
(3) month period ending June 30, 1997, as well the unaudited balance sheet as of June 30, 1997 and unaudited income statement and statement of cash flows for the three-month period ending on June 30, 1997 (collectively the "Acquiror Financial Statements"). The Acquiror Financial Statements (a) are in accordance with the books and records of Acquiror, (b) fairly present, in all material respects, the financial condition of Acquiror at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with U.S. GAAP applied on a consistent basis. Except as disclosed in
Schedule 4.7, Acquiror has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Acquiror Financial Statements, except for those that may have been incurred after the date of the Acquiror Financial Statements in the ordinary course of its business, consistent with past practice, and that are not material in amount either individually or collectively.

        4.8 Disclosure. Acquiror has made available to Target an investor disclosure package consisting of Acquiror's annual report on Form 10-K, as amended, for its fiscal year ending March 31, 1997, all Forms 10-Q and 8-K, as amended, filed by Acquiror with the SEC since the Fiscal Year End and up to the date of this Agreement and all proxy materials distributed to Acquiror's stockholders since the Fiscal Year End and up to the date of this Agreement (the "Acquiror Disclosure Package"). The documents in the Acquiror Disclosure Package
(i) conform, as of the dates of their respective filing with the SEC, in all material respects, to the requirements of the Securities Act and the Exchange Act and (ii) when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such they were made, not misleading, except as disclosed in Schedule 4.7.

        4.9 Absence of Certain Changes. Since June 30, 1997, there has not been any Material Adverse Effect on Acquiror except as disclosed in the Acquiror Disclosure Package or in Schedule 4.7.

        4.10 Compliance with Laws. Except as would not have a Material Adverse Effect, Acquiror and each of its Subsidiaries has complied, and is or will be at the Closing Date in compliance, with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof.

        4.11 No Brokers. Acquiror is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

        4.12 Accounting Matters. Acquiror has not taken any action, that would prevent it from accounting for the Exchange as a "Pooling of Interest" under U.S. GAAP.

        4.13 No Austrian Revenue. During the year ending December 31, 1996, and the twelve months ended June 30, 1997, Acquiror derived less than ATS 150,000,000 in revenues from sales of goods or services in Austria.

                         5. TARGET PRECLOSING COVENANTS

      During the period from the date of this Agreement until and including the Closing Date, Target (which term, for purposes of this Section 5 shall include each of its Subsidiaries) and the Stockholders each individually covenant and agree as follows:

        5.1 Advice of Changes. The Stockholders and Target will promptly advise Acquiror in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Stockholders contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect on Target.

        5.2 Maintenance of Business. The Stockholders will cause Target to and Target will use all reasonable efforts to carry on and preserve Target's business and its relationships with customers, suppliers, employees and others in substantially the same manner as Target has prior to the date hereof. If Target or a Stockholder becomes aware of a material deterioration in the relationship with any customer, supplier or with its employees, Target or such Stockholder will promptly bring such information to the attention of Acquiror in writing and, if requested by Acquiror, will exert all reasonable efforts to restore or cause Target to restore the relationship.

        5.3 Conduct of Business. Except as disclosed in Schedule 5.3, the Stockholders will cause Target to and Target will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Acquiror:

        (a) except for the loan agreement dated the date hereof between Acquiror and Target and borrowings under existing credit lines that permit repayment at Closing, borrow any money;

        (b) enter into any transaction except in the ordinary course of business consistent with past practice;

        (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

        (d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

        (e) enter into any Material Agreement except in the ordinary course of business consistent with past practice;

        (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

        (g) pay any bonus, increased salary or special remuneration to any officer or employee (except for normal salary increases consistent with past practices not to exceed 10% per year and except pursuant to existing arrangements previously disclosed to Acquiror) or enter into any new employment agreement with any such person;

        (h) change accounting methods, other than changes required by Austrian GAAP or U.S. GAAP;

        (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

        (j) amend or terminate any Material Agreement, except those amended or terminated in the ordinary course of business, consistent with past practice;

        (k) lend any amount to any person or entity, other than advances to Subsidiaries or advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

        (l) guarantee or act as a surety for any obligation, except for those of Subsidiaries and for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

        (m) waive or release any material right or claim, except in the ordinary course of business, consistent with past practice;

        (n) issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

        (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

        (p)     merge, consolidate or reorganize with, or acquire any entity;

        (q)     amend its Charter Documents;

        (r) license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

        (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Acquiror for its review prior to filing;

        (t) change in any material respect insurance coverage or issue any certificates of insurance;

        (u) terminate the employment of any officer or any significant number of other employees or terminate any contract, arrangement or relationship with any Significant Customer or Significant Supplier; or

        (v) agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses 5.3(a) through 5.3(u).

        5.4 Regulatory Approvals. The Stockholders and Target will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Acquiror may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Target will use all reasonable efforts to obtain all such authorizations, approvals and consents.

        5.5 Necessary Consents. The Stockholders and Target will use all reasonable efforts to obtain such written consents and to take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Acquiror to carry on Target's business after the Closing Date.

        5.6 Litigation. The Stockholders and Target will notify Acquiror in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any of its Subsidiaries, or known by Stockholders or Target to be threatened against Target.

        5.7 No Other Negotiations. From the date hereof until the earlier of termination of this Agreement (provided such termination is not in breach of this Agreement) or consummation of the Exchange, Target will not and the Stockholders agree that they will not, and will not authorize or permit any officer, director, employee or affiliate of Target, or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Acquiror), concerning the possible disposition of all or any substantial portion of Target's business, assets or capital stock by merger, sale or any other means. The Stockholders and Target will promptly notify Acquiror orally and in writing of any such inquiries or proposals.

        5.8 Access to Information. Until the Closing, the Stockholders will cause Target to and Target will allow Acquiror and its agents reasonable access to the files, books, records and offices of Target, including, without limitation, any and all information relating to Target's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition; provided that such access shall not substantially interrupt the ordinary operations of Target.

        5.9 Satisfaction of Conditions Precedent. The Stockholders and Target will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and they will use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby and Stockholders shall vote all of their Target Ordinary Shares as reasonably necessary to effectuate the foregoing.

        5.10 Employment Agreements. The Stockholders will cause Target to and Target shall use all reasonable efforts to obtain from each of Humphrey Porter, Walter Mayrhofer, Hubert Hofferer and Richard Pfaffstaller an employment agreement containing the terms set forth in Exhibit 5.10 (each, an "Employment Agreement" and, collectively, the "Employment Agreements").

        5.11 Pooling Accounting. The Stockholders and Target shall use all reasonable efforts to cause the business combination to be effected by the Exchange to be accounted for as a "pooling of interests." In this regard, Mr. Walter Mayrhofer agrees, at or prior to Closing, to enter into an agreement with Acquiror that grants to Acquiror rights identical in substance to those granted to the Stockholders in the Agreement Granting Preemptive Rights among Austrian Philips LLC, Sandaplast Limited, Walter Mayrhofer, Humphrey Porter, Hubert Hofferer and Richard Pfaffstaller, dated August 1, 1997. The Stockholders and Target shall use all reasonable efforts to cause Target's affiliates not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Exchange as a "pooling of interests." Target has no affiliates that own any of its capital stock, or rights to acquire its capital stock, other than the Stockholders.

        5.12 Securities Laws. The Stockholders and Target shall use all reasonable efforts to assist Acquiror to the extent necessary to comply with the securities laws of all jurisdictions which are applicable in connection with the Exchange.

                        6. ACQUIROR PRECLOSING COVENANTS

        During the period from the date of this Agreement until the Closing Date, Acquiror covenants and agrees as follows:

        6.1 Advice of Changes. Acquiror will promptly advise the Stockholders and Target in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Acquiror contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect on Acquiror.

        6.2 Conduct of Business. Acquiror will not take any action, or agree to take any action, which would have a Material Adverse Effect on Acquiror.

        6.3 Regulatory Approvals. Acquiror will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Acquiror will use all reasonable efforts to obtain all such authorizations, approvals and consents.

        6.4 Necessary Consents. Acquiror will use all reasonable efforts to assist Target in obtaining such written consents and to take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.

        6.5 Litigation. Acquiror will notify the Stockholders and Target in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any of its Subsidiaries, or known by Acquiror to be threatened against Acquiror.

        6.6 Satisfaction of Conditions Precedent. Acquiror will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Acquiror will use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        6.7 Pooling Accounting. Acquiror shall use all reasonable efforts to cause the business combination to be effected by the Exchange to be accounted for as a "pooling of interests. "Acquiror shall use all reasonable efforts to cause its affiliates not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Exchange as a "pooling of interests."

        6.8 Acquiror Affiliates Agreements. To ensure that the Exchange will be accounted for as a "pooling of interests," Acquiror will cause each of its affiliates to sign and deliver to Acquiror, on or prior to the Closing Date, a written agreement (the "Acquiror Affiliates Agreement"), in the form of Exhibit 6.8.

                               7. CLOSING MATTERS

        7.1 The Closing. Subject to termination of this Agreement as provided in Section 10 below, the Closing will take place at the offices of Shearman & Sterling, 199 Bishopsgate, London, England EC2M 3TY at 1:00 p.m., GMT, on October 30, 1997, or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as Target, Acquiror and the Stockholders may mutually select (the "Closing Date").

        7.2     Exchanges at the Closing.

                7.2.1 At the Closing, each Stockholder will deliver to Acquiror
        (a) the Target Ordinary Shares Certificate(s) representing all Target Ordinary Shares held of record or beneficially owned by such Stockholder on the Closing Date as set forth on Exhibit A, duly endorsed by such Stockholder for transfer to Acquiror, (b) a written stock transfer form separate from the Target Ordinary Shares Certificate in the form attached hereto as Exhibit 7.2.1, duly endorsed by such Stockholder assigning and transferring all such Target Ordinary Shares to Acquiror and (c) any other documentation required to effectuate transfer under applicable law.

                7.2.2 Upon receipt of the documents described in Section 7.2.1, Acquiror will direct its transfer agent to issue (and deliver to each Stockholder) a share certificate or certificates registered in the name of such Stockholder for the number of Acquiror Ordinary Shares set forth beside such Stockholder's name on Exhibit A.

                7.2.3 Promptly after the Closing, Acquiror will deliver to the Stockholders any cash due in lieu of fractional shares as provided for in Section 2.

        7.3 All Acquiror Ordinary Shares and cash in lieu of fractional shares delivered upon the surrender of Target Ordinary Shares in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Ordinary Shares.

                8. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS

        The Stockholders' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, each of the following conditions (any one or more of which may be waived by the Stockholders, but only in a writing signed by the Stockholders):

        8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquiror set forth in Section 4 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, other than representations and warranties made of a specific date, which shall have been true and accurate in every material respect when made.

        8.2 Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing.

        8.3 Closing Certificate. The Stockholders shall receive a certificate to the effect that the requirements of Sections 8.1 and 8.2 have been satisfied signed by a duly authorized officer of Acquiror.

        8.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

        8.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Exchange by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable securities laws.

        8.6 Opinion of Acquiror's Counsel. The Stockholders shall have received from Allen & Gledhill, Singapore counsel to Acquiror, an opinion substantially in the form of Exhibit 8.6.

        8.7 No Litigation. No litigation or proceeding shall be pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or which would have a Material Adverse Effect on Acquiror.

        8.8 Documents. The Stockholders shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by their legal counsel to consummate the transactions contemplated hereby.

                    9. CONDITIONS TO OBLIGATIONS OF ACQUIROR

        The obligations of Acquiror hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquiror, but only in a writing signed by Acquiror):

        9.1 Accuracy of Representations and Warranties. The representations and warranties of the Stockholders set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, other than representations and warranties made of a specific date, which shall have been true and correct in every material respect when made.

        9.2 Covenants. The Stockholders and Target shall have performed and complied in all material respects with all of their covenants contained in
Section 5 on or before the Closing.

        9.3 Closing Certificate. Acquiror shall receive a certificate to the effect that the requirements of Sections 9.1 and 9.2 have been satisfied signed by the Stockholders as to Sections 9.1 and 9.2 and by Target as to Section 9.2.

        9.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

        9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Exchange by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

        9.6 Opinion of Stockholders' and Target's Counsel. Acquiror shall have received from Krilyszym & Associates, Austrian counsel to Target, and Kersten Schwennesen, Senior Legal Counsel of Philips Consumer Electronics B.V., opinions substantially in the form of Exhibit 9.6.

        9.7 Consents. Acquiror shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or reasonably deemed necessary by Acquiror's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Target and for Acquiror to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Acquiror.

        9.8 No Litigation. No litigation or proceeding shall be pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a Material Adverse Effect on Target.

        9.9 Employment Agreements. Acquiror shall have received executed copies of Employment Agreements executed by Target and Humphrey Porter, Walter Mayrhofer, Hubert Hofferer and Richard Pfaffstaller.

        9.10 Satisfactory Form of Legal and Accounting Matters. The form of all legal and Closing documents delivered hereunder shall be reasonably acceptable to Acquiror's counsel.

                          10. TERMINATION OF AGREEMENT

        10.1    Termination.

                10.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

                10.1.2 This Agreement may be terminated by any party hereto if all conditions to such party's obligations to consummate the transactions contemplated hereby have not been satisfied or waived on or before November 30, 1997; provided that this provision shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

                10.1.3 This Agreement may be terminated by either Acquiror or Stockholders in the event that any governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

Any termination of this Agreement under this Section 10.1 will be effective by the delivery of notice of the terminating party to the other party hereto.

        10.2    No Liability. Any termination of this Agreement pursuant to this
Section 10 will be without further obligation or liability upon any party in favor of the other party hereto other than (i) the obligations provided in
Section 12.16, (ii) the Confidentiality Agreement between Target and Acquiror, dated October 2, 1997, and (iii) any liability of any party hereto for breach of this Agreement, each of which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of the Stockholders, Target and Acquiror to use all reasonable efforts to cause the Exchange to be consummated, as set forth above.

                            11. CONTINUING COVENANTS

        11.1 Survival of Representations. Unless otherwise specified herein, all representations and warranties of the Stockholders set forth in this Agreement will survive the Closing Date and will expire on the first anniversary of the Closing Date. Except as provided in Section 4.3, Acquiror's representations and warranties set forth in this Agreement shall terminate as of the Closing.

        11.2 Indemnification. (a) Subject to the limitations set forth in this Section 11.2, the Stockholders indemnify and hold harmless Acquiror and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act ("Indemnified Persons") from and against any and all claims, demands, actions, causes of action, judgments, fines, penalties, obligations, losses, costs, damages, liabilities and expenses including, without limitation, the reasonable fees and disbursements of legal counsel, investigators, consultants, accountants and other professionals (collectively, "Damages") incurred or suffered by any Indemnified Persons, resulting from, by reason of or in connection with (i) any breach of the representations or warranties made by the Stockholders in this Agreement or any certificate, document or instrument delivered by or on behalf of Target or a Stockholder pursuant hereto or in connection herewith, (ii) a material breach of any covenant or agreement made by Target or the Stockholders, or (iii) resulting from any failure of any Stockholder to have good, valid and marketable title to the issued and outstanding Target Ordinary Shares held by such Stockholder, free and clear of all liens, claims, pledges, options, adverse claims, assessments, charges of any nature whatsoever, or to have full right, capacity and authority to transfer such Target Ordinary Shares to Acquiror pursuant to the terms of this Agreement.

        (b) The Indemnified Persons shall not have any right to be indemnified under this Section 11.2 unless the aggregate amount of all Damages exceeds $2 million, in which case the Indemnified Persons will be entitled to indemnification for all of their Damages and not merely the amount of damages in excess of $2 million; provided, however, that the maximum aggregate indemnification obligation of the Stockholders shall be $20 million. The Stockholders' liability under this Section 11.2 shall be joint and several; provided that each Stockholder shall not be liable for any Claim (as defined below) under this Section 11.2 beyond an amount equal to such Stockholder's Pro Rata Share of Damages incurred with respect to such Claim. Each Stockholder's "Pro Rata Share" is that percentage expressed by a fraction, the numerator of which is the number of Target Ordinary Shares owned by such Stockholder and the denominator of which is the number of Target Ordinary Shares owned by all Stockholders, in each case as of the date hereof.

        (c) Promptly after the receipt by an Indemnified Person of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Agreement, such Indemnified Person will give all of the Stockholders (the "Indemnitors") written notice of such claim, damage, legal action or proceeding (a "Claim"). Within ten days of delivery of such written notice, the Indemnitors may, at their expense, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to the Indemnitors. If the Indemnitors make the foregoing election, an Indemnified Person will have the right to participate at its own expense in all proceedings. If the Indemnitors do not make such election, an Indemnified Person shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to such Indemnified Person, and will notify all Indemnitors of the progress of any such Claim, will permit all Indemnitors, at their sole cost, to participate in such prosecution or defense and will provide the Indemnitors with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either Acquiror (if the Indemnitors defend the Claim) or all of the Indemnitors (if Acquiror defends the Claim), such consent not to be unreasonably withheld; provided that an Indemnified Person shall have the right to settle any such Claim if the terms of such settlement are not prejudicial to the Indemnitors, and that in such event the Indemnified Person shall be deemed to have waived any right of indemnity for such claim hereunder against any Indemnitor that shall not have consented to such settlement.

        11.3 Registration of Acquiror Ordinary Shares. Following the Closing, Acquiror shall register for resale the Acquiror Ordinary Shares received by the Stockholders pursuant to the Exchange. Such registration shall be made in accordance with the terms and conditions set forth in Exhibit 11.3.

        11.4 Appointment of Stockholder to Acquiror Board. At the Closing or as soon as practicable thereafter, Acquiror shall take all necessary corporate actions, including but not limited to obtaining shareholder consent to such actions if necessary, to appoint Mr. S. L. Hui (or Mr. Hui's designee, who shall be a member of Mr. Hui's family or other person acceptable to Acquiror) to the Board of Directors of Acquiror. In addition, Acquiror hereby agrees to nominate Mr. Hui (or his designee) to fill a directorship, whose term shall be a minimum of three years, at the next shareholder meeting convened for the purpose of electing directors.

        11.5 Securities Act Matters. Each Stockholder agrees not to sell, transfer or otherwise dispose of any Acquiror Ordinary Shares unless such sale, transfer or disposition is made pursuant to an effective registration statement under the Securities Act or in a transaction that, in the opinion of Shearman & Sterling or other counsel reasonably acceptable to Acquiror, is exempt from registration thereunder, and each Stockholder understands that the Acquiror Ordinary Shares issued in the Exchange will bear appropriate legends setting forth the restrictions on transfer contained in this Section 11.5 and in Section 11.6.

        11.6 Stockholder Representations and Covenants Relating to "Pooling of Interests" Accounting. (a) Each Stockholder has not in contemplation of the Exchange, engaged, and will not, after the Closing, until such time as results covering at least 30 days of combined operations of the Acquiror and Target have been published by Acquiror, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations, engage, in any sale, exchange, transfer, pledge, disposition of or grant of any option, establish any "short" or put-equivalent position with respect to or the entry into any similar transaction intended to reduce the risk of the undersigned's ownership of or investment in, any of the following:

        (i) any shares of Acquiror Ordinary Shares which the undersigned may acquire in connection with the Exchange, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities being referred to herein, collectively, as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities;

        (ii)    any capital stock of Target; or

        (iii) any Target Ordinary Shares or other Target equity securities which the undersigned purchases or otherwise acquires after the execution of this Agreement.

        (b) As promptly as practicable following the Closing, Acquiror shall publish results covering at least 30 days of combined operations of the Acquiror and Target in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations; provided, however, that Acquiror shall be under no obligation to publish any such financial information other than with respect to a fiscal quarter of Acquiror.

                             12. GENERAL PROVISIONS

        12.1 Governing Law. The internal laws of the laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        12.2 Assignment; Binding upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

        12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

        12.6 Amendment and Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Any term or provision of this Agreement may be amended, either retroactively or prospectively, only by a writing signed by Acquiror, Target and the Stockholders.

        12.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        12.8 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby; provided, however, that if the Exchange is consummated Acquiror will pay promptly upon demand the reasonable investment banking, legal and accounting fees and expenses incurred by Target and the Stockholders in this transaction; provided, however, that Target shall not be responsible for fees and expenses in connection with the Exchange and Target's proposed initial public offering in excess of U.S. $3,373,000 and the Stockholders shall be solely responsible for all fees and expenses in excess of such amount.

        12.9 Attorneys' Fees. Should any arbitration or other suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court or other trier of fact (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

        12.10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

                (i)   If to Acquiror:

                      Flextronics International Ltd.
                      2241 Lundy Avenue
                      San Jose, CA  95151
                      Telecopy:  (408) 428-0420
                      Attention:  President

                      with a copy to:

                      Fenwick & West, LP
                      Two Palo Alto Square
                      Suite 800
                      Palo Alto, CA  94306
                      Telecopy:  (415) 494-1717
                      Attention:  Gordon Davidson

               (ii)   If to Target:

                      Neutronics Electronic Industries Holding A.G. Gutheil - Schodergasse 10
                      A-1102 Vienna, Austria
                      Telecopy:  (43 1 60101 4860)
                      Attention:  President

                      with a copy to:

                      Shearman & Sterling
                      199 Bishopsgate
                      London EC2M 3TY, England
                      Telecopy:  011-44-171-920-9020
                      Attention:  James Bartos

               (iii)  If to a Stockholder:

                      At the address for such Stockholder set forth in Exhibit A.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.10.

        12.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        12.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

        12.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        12.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        12.15 Public Announcement. Upon execution of this Agreement, Acquiror and Target will issue a press release approved by both parties announcing the Exchange. Thereafter, Acquiror may issue such press releases, and make such other disclosures regarding the Exchange, as it reasonably and in good faith determines are required under applicable securities laws or regulatory rules.

        12.16 Confidentiality. The Stockholders, Target and Acquiror each recognize that they have received and will receive confidential information concerning the other during the course of the Exchange negotiations and preparations. Accordingly, Acquiror, the Stockholders and Target each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Exchange and related transactions. The obligations of this Section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or
(iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

        12.17 Effect of Disclosure Schedules. Notwithstanding anything to the contrary contained in this Agreement or in any section of the Disclosure Schedules, any information disclosed in one of such Disclosure Schedules shall be deemed to be disclosed in all of such Disclosure Schedules, to the extent it is apparent from the information disclosed.

        12.18 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement between Target and Acquiror, dated October 2, 1997. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.


                  [Rest of this page intentionally left blank.]

        12.19 ARBITRATION. ALL DISPUTES, DIFFERENCES, CONTROVERSIES OR CLAIMS ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE AGREEMENT TO ARBITRATE SET FORTH IN THIS SECTION 12.19, SHALL BE SUBMITTED TO AND RESOLVED BY ARBITRATION IN LONDON, ENGLAND CONDUCTED IN ACCORDANCE WITH UNCITRAL ARBITRATION RULES AS THEN IN FORCE. THE LONDON COURT OF INTERNATIONAL ARBITRATION SHALL BE THE APPOINTING AUTHORITY. EACH OF THE PARTIES HERETO HEREBY SUBMITS TO SUCH JURISDICTION, FORUM AND RULES, AND IRREVOCABLY WAIVES ANY AND ALL OBJECTIONS TO SUCH JURISDICTION, FORUM AND RULES.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written in Zalaegerszeg.



FLEXTRONICS INTERNATIONAL LTD.          NEUTRONICS ELECTRONIC
                                        INDUSTRIES HOLDING A.G.

By: /s/ Michael E. Marks                By: /s/ Humphrey Porter
    ----------------------------            --------------------------------

Its: Chief Executive Officer            Its: Chief Executive Officer
    ----------------------------            --------------------------------

                                        By: /s/ Hubert Hofferer
                                            --------------------------------

                                        Its: Chief Operating Officer
                                            --------------------------------



OSTERREICHISCHE PHILIPS                 PHILIPS BETEILIGUNGS GmBH
  INDUSTRIE GmBH

By: /s/ Karsten Schwennesen             By: /s/ Karsten Schwennesen
    ----------------------------            ---------------------------------

Its: Senior Counsel                     Its: Senior Counsel
     ---------------------------             --------------------------------



S.L. HUI                                WALTER MAYRHOFER

  /s/ S.L. Hui                            /s/ Walter Mayrhofer
--------------------------------        -------------------------------------

        The undersigned persons acknowledge the obligations outlined in Sections
11.5 and 11.6 and hereby agree to be bound by the terms contained in such Sections 11.5 and 11.6, in Zalaegerszeg.


HUMPHREY PORTER                         HUBERT HOFFERER

  /s/ Humphrey Porter                     /s/ Hubert Hofferer
--------------------------------        -------------------------------------




RICHARD PFAFFSTALLER

  /s/ Richard Pfaffstaller
--------------------------------

                                LIST OF EXHIBITS

Exhibit A      List of Stockholders

Exhibit 1.10   Preliminary Offering Memorandum

Exhibit 5.11   Term Sheets for Employment Agreement

Exhibit 6.8    Acquiror Affiliates Agreement

Exhibit 8.6    Opinion of Allen & Gledhill

Exhibit 9.6    Opinions of Stockholders' and Target's Counsel

Exhibit 11.3   Registration of Acquiror Ordinary Shares

                                    EXHIBIT A
                              LIST OF STOCKHOLDERS


                                                                  Total Number of Acquiror
                                                                  Ordinary Shares to Be Issued
                                  Number of Target Ordinary       in Exchange for Stockholder's
Name and Address of Stockholder   Shares Owned                    Target Ordinary Shares
-------------------------------   -------------------------       -----------------------------
Osterreichische Philips                   436,000                         831,125
Industrie GmbH
Triester Strasse 64
P.O. Box 217
1101 Vienna Austria

Philips Beteiligungs GmbH                 140,000                         266,875
Triestar Strasse 64
P.O. Box 217
1101 Vienna Austria

S.L. Hui                                  864,000                       1,647,000
No. 8 Jalan 15
11700 Glugor, Penang, Malaysia

Walter Mayrhofer                           32,000                          61,000
c/o Electronic Industries
Holding A.G.
Gutheil-Schoder-Gasse 10
A-1102 Vienna Austria